SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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IVAX CORPORATION

(Name of Registrant as Specified in its Charter)

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IVAX CORPORATION

4400 Biscayne Boulevard
Miami, Florida 33137
(305) 575-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The date, time and place of the annual shareholders’ meeting of IVAX Corporation are as follows:

Date:	Thursday, July 7, 2005
Time:	10:00 a.m.
Place:	Radisson Hotel Miami
1601 Biscayne Boulevard
Miami, Florida

Matters to be voted on:

1.	Election of twelve directors to serve for the ensuing year and until their successors are elected; and

2.	Any other matters properly brought before the shareholders at the meeting.

     Only shareholders of record at the close of business on April 29, 2005 are entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders will need an admission ticket to attend the annual shareholders’ meeting. An admission ticket is attached to the enclosed proxy card.

By Order of the Board of Directors

STEVEN D. RUBIN
Secretary

Miami, Florida
May 27, 2005

PLEASE SIGN, DATE AND RETURN YOUR PROXY
CARD IN THE ENCLOSED ENVELOPE PROMPTLY

IVAX CORPORATION

PROXY STATEMENT

     This proxy statement is furnished by IVAX Corporation in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held at 10:00 a.m. on Thursday, July 7, 2005 at the Radisson Hotel Miami, 1601 Biscayne Boulevard, Miami, Florida, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about May 27, 2005.

Record Date

     As of the record date, April 29, 2005, we had 263,357,906 shares of our common stock outstanding. Record holders of our common stock on April 29, 2005 are entitled to one vote for each share held on all matters to be considered at the annual meeting.

Agenda

     1. Election of twelve directors to serve for the ensuing year and until their successors are elected; and

     2. Any other matters properly brought before the shareholders at the meeting.

Quorum

     A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for transaction of business at the meeting.

Voting

     You may vote in person by attending the meeting or by mail by completing and returning the proxy. To vote your proxy by mail, mark your vote on the enclosed proxy card, and then follow the instructions on the proxy card. We will follow your voting instructions. If there are no voting instructions, we will vote signed proxies “for” the Board’s nominees. The persons named in the proxy will use their discretion on any other matters. With respect to the proposal to elect twelve directors, you may vote in favor of all nominees or withhold your votes as to all or specific nominees. The twelve director nominees who receive the highest number of votes will be elected. Votes that are withheld or abstentions will be excluded from the vote, but they will count for purposes of determining whether a quorum is present.

Shares Held by a Broker

     If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you do not give instructions, the broker may vote your shares in its discretion.

Admission Ticket

     You will need to have an admission ticket to attend the meeting. An admission ticket is attached to the enclosed proxy card.

Revocation of Proxy

     Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at 4400 Biscayne Boulevard, Miami, Florida 33137, by delivering a later dated proxy, or by voting in person at the meeting.

ELECTION OF DIRECTORS

     IVAX currently has fifteen directors. Three directors, Dr. Biekert, Mr. Cejas and Mr. Greer, have decided not to stand for re-election, but will continue to serve until the annual meeting, at which time the number of directors will be reduced to twelve. The nominees named below were designated by the Board for election to hold office until the 2006 annual meeting of shareholders or until their successors are elected and qualified. All of the nominees are currently directors. Each nominee has agreed to be named in the proxy statement and to serve as a director if elected. If any of the nominees withdraws or is unable to serve as a director of IVAX, the proxy will be voted for such other person who is designated a nominee by the Board of Directors.

Nominees

Betty G. Amos Director Since 2003

     Betty Amos, age 63, is the sole shareholder and has served as the President of the Abkey Companies (Fuddruckers franchisee) since 1983. Ms. Amos is a certified public accountant and has served on the University of Miami Board of Trustees since 1997, including two years as Chair of the Audit Committee. She also serves on the Audit Committee of the Miami-Dade County School Board.

Mark Andrews  Director since 1987

     Mark Andrews, age 54, has served as the Chairman and CEO of Castle Brands, Inc. (consumer products) since founding it in 1998. He served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company from 1980 until its merger into Louis Dreyfus Natural Gas Corporation and as the Vice Chairman of the Board of Directors of the combined entity until 2001.

Jack Fishman, Ph.D.  Director since 1987

     Jack Fishman, age 74, has been a Professor and Adjunct Professor at The Rockefeller University since 1982 and Director of Research at the Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College, since 1991. He served as our Chief Scientific Officer from 1991 to 1995, as a Vice Chairman of the Board from 1991 to 1997 and as our President from 1988 to 1991.

Neil Flanzraich  Director since 1997

     Neil Flanzraich, age 61, has served as our Vice Chairman and President since 1998. He was a shareholder and served as Chairman of the Life Sciences Legal Practices Group of Heller Ehrman White & McAuliffe (law firm) from 1995 to 1998. He is a director of IVAX Diagnostics, Inc. (diagnostic reagent kits), a subsidiary of ours, Continucare Corporation (healthcare), RAE Systems Inc. (gas detection and security monitoring systems) and Equity One (real estate investment trust).

Phillip Frost, M.D.  Director since 1987

     Phillip Frost, age 68, has served as our Chairman of the Board of Directors and Chief Executive Officer since 1987. He served as our President from 1991 until 1995. He is Chairman of the Board of Directors of IVAX Diagnostics, Inc. (diagnostic reagent kits), a subsidiary of ours. He is a director of Northrop Grumman Corporation (aerospace), Continucare Corporation (healthcare) and Ladenburg Thalmann Financial Services Inc. (securities brokerage). He is a member, and former Chairman, of the Board of Trustees of the University of Miami and a co-Vice Chairman of the Board of Governors of the American Stock Exchange.

Avram Hershko, M.D., Ph.D. Director since 2003

     Avram Hershko, age 67, has served as a Distinguished Professor since 1998 and as Professor, Unit of Biochemistry, Faculty of Medicine since 1980, both at the Technion-Israel Institute of Technology in Haifa, Israel. He was awarded a Nobel Prize in Chemistry in 2004.

Jane Hsiao, Ph.D.  Director since 1995

     Jane Hsiao, age 58, has served as our Vice Chairman-Technical Affairs since 1995, as our Chief Technical Officer since 1996, and as Chairman, Chief Executive Officer and President of DVM Pharmaceuticals, Inc., our veterinary products subsidiary, since 1998. From 1992 until 1995, she served as our Chief Regulatory Officer and Assistant to the Chairman. She is a director of Cellular Technical Services Company, Inc. (cellular services) and IVAX Diagnostics, Inc. (diagnostic reagent kits), a subsidiary of ours.

Richard M. Krasno, Ph.D. Director since 2004

     Richard Krasno, age 63, currently serves as the Executive Director of the William R. Kenan, Jr. Charitable Trust and as President of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust in Chapel Hill, North Carolina, Dr. Krasno was president of the Monterey Institute of International Studies in Monterey, California. From 1981 to 1998, he served as President and Chief Executive Officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C.

David A. Lieberman  Director since 2002

     David Lieberman, age 69, is Senior Vice President for Business and Finance of the University of Miami, where he has served since 1978. Mr. Lieberman was a certified public accountant for over 35 years and serves as a director and on the audit committee of Foamex International, Inc. (foam products).

Richard C. Pfenniger, Jr.  Director since 2002

     Richard Pfenniger, Jr., age 49, has been Chief Executive Officer and President of Continucare Corporation (healthcare) since October 2003, and a director of Continucare since 2002, serving as Chairman since 2002. He served as CEO and Vice Chairman of Whitman Education Group, Inc. (proprietary education) from 1997 until 2003. Mr. Pfenniger is a director of GP Strategies, Inc. (corporate training). Mr. Pfenniger was our Chief Operating Officer from 1994 to 1997 and our Senior Vice President – Legal Affairs and General Counsel from 1989 to 1994.

Bertram Pitt, M.D. Director since 2003

     Bertram Pitt, age 73, has been a Professor of Internal Medicine at the University of Michigan School of Medicine since 1977, where he also served as the Director of the Division of Cardiology from 1977 to 1991 and the Associate Chairman for Academic and Industrial Programs from 1991 to 1999.

Zachariah P. Zachariah, M.D. Director since 2005

     Zachariah Zachariah, age 55, is CEO and President of the Fort Lauderdale Heart Institute. He has also served since 1995 as a Director of Cardiology at Holy Cross Hospital in Fort Lauderdale. He has served as a member of the Florida Board of Governors since 2003 and as Chairman of the Florida Council on Economics Education since 2003.

Directors not standing for re-election

Ernst Biekert, Ph.D. Director since 1991

     Ernst Biekert, age 80, has been a Professor at the University of Heidelberg in Germany since 1968. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

Paul L. Cejas Director since 2003

     Paul Cejas, age 62, has served as the Chairman and CEO of PLC Investments, Inc. (investment management) since March 2001. From October 1998 to March 2001 he served as the U.S. Ambassador to Belgium. Mr. Cejas was a former member of the Board of Regents of the Florida State University System and the former Chairman of the Miami-Dade County School Board. He is a director of Mellon Financial Corp.(banking and financial services).

Bruce W. Greer Director since 2003

     Bruce Greer, age 56, has been an attorney in private practice since 1973. He has been a partner in The Carlisle Group Inc. (multi-family housing) since 1997. He is the President of the Board of Trustees of the Fairchild Tropical Botanic Gardens, Coral Gables, Florida.

     The Board has determined that Ms. Amos, Mr. Andrews, Dr. Biekert, Mr. Cejas, Dr. Fishman, Mr. Greer, Dr. Hershko, Dr. Krasno, Mr. Lieberman, Mr. Pfenniger, Dr. Pitt and Dr. Zachariah are “independent” pursuant to Section 121A of the American Stock Exchange Company Guide.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for director named above.

Director Compensation

     During 2004, each director who was not employed by us received an annual fee of $20,000, members of the Audit Committee received an additional annual fee of $5,000 and the Chairman of the Audit Committee received an additional annual fee of $10,000. Board members also receive $1,500 for each board meeting attended in person and $500 for each telephonic board meeting and committee members also receive $500 for each committee meeting attended. In addition, each director is reimbursed for expenses incurred in attending board and committee meetings. Following last year’s annual shareholders’ meeting, each non-employee director elected or re-elected at such meeting also received options to purchase 9,375 shares of our common stock pursuant to our 2004 Incentive Compensation Plan. The exercise price is equal to the fair market value of the common stock on the date of the option grant and the options were fully vested and exercisable on the date of grant.

Meetings and Committees of the Board of Directors

     The Board held eight meetings, including four regularly scheduled meetings and four special meetings, during 2004. During 2004, all current directors other than Mr. Cejas attended at least seventy-five percent (75%) of the meetings of the Board and the committees of the Board on which they served. Our directors are encouraged to attend our annual shareholders’ meeting. During 2004, ten of the twelve directors named in this proxy statement who were directors as of our last annual shareholders’ meeting, attended our annual shareholders’ meeting. Our Board of Directors has four standing committees: the Audit Committee, the Nominating Committee, the Compensation and Stock Incentive Committee and the Regulatory Compliance Committee.

Audit Committee – Eleven Meetings

     The American Stock Exchange has adopted regulations applying to audit committees and audit committee members. We have adopted an Audit Committee charter and all members of our audit committee are financially literate and “independent,” as defined under applicable law and the American Stock Exchange listing standards. In addition, the Board has determined that David A. Lieberman, Chairman of the Audit Committee, and at least one other Audit Committee member, meet the attributes of an Audit Committee Financial Expert.

Function		Current Members
•	Review adequacy of internal systems of accounting controls	•	David A. Lieberman (Chairman)

		•	Betty G. Amos

•	Appoint independent auditors and approve their services	•	Jack Fishman, Ph.D.

		•	Richard C. Pfenniger, Jr.

•	Meet with independent auditors and internal auditors regarding their examination of the books and records

•	Review quarterly and annual financial statements and Forms 10-Q and 10-K disclosures

•	Review findings and recommendations of auditors

Compensation and Stock Incentive Committee – Twelve Meetings

     We have adopted a Compensation and Stock Incentive Committee charter and all members of our Compensation and Stock Incentive Committee are “independent,” as defined under applicable law and the listing standards for companies traded on the American Stock Exchange.

Function		Current Members
•	Recommend or approve compensation of directors, executive officers and other highly paid employees	•	Mark Andrews (Chairman)
		•	Ernst Biekert, Ph.D.

•	Authorize stock incentive grants and establish terms of stock incentive agreements	•	Bertram Pitt, M.D.

Nominating Committee – One Meeting

     We established a Nominating Committee in February 2004. We have adopted a Nominating Committee charter and all members of our Nominating Committee are “independent,” as defined under applicable law and the listing standards for companies traded on the American Stock Exchange. The Nominating Committee identifies individuals qualified to be board members and recommends candidates for membership on the board and board committees.

     The committee has reviewed the suitability of each nominee for continued service as a director. The Nominating Committee has selected each of the twelve incumbent directors named in this proxy as nominees for re-election to the Board.

Nominating Committee Policies and Procedures Relating to Director Nominations

     As a policy, the Nominating Committee will consider director candidates recommended by shareholders when a vacancy exists or is anticipated. The Committee does not consider a vacancy to exist if it has determined that it will re-nominate a current director whose term is expiring. Such recommendations must be made in the manner set forth in our bylaws.

Function		Current Members
•	Identify individuals qualified to become board members	•	Richard C. Pfenniger, Jr. (Chairman)

		•	Betty G. Amos

•	Select the director nominees to stand for election at each annual meeting of shareholders	•	Jack Fishman, Ph.D.

Regulatory Compliance Committee – Four Meetings

     We have established a Regulatory Compliance Committee which has responsibility to oversee the Company’s compliance with regulatory requirements applicable to its business units in the U.S. and abroad.

Function		Current Members
•	Review compliance with regulatory requirements	•	Ernst Biekert, Ph.D. (Chairman)

•	Review quality assurance functions of worldwide operations	•	Jack Fishman, Ph.D.

		•	Jane Hsiao, Ph.D.

Committee Charters

     The Charters of the Audit Committee, the Compensation and Stock Incentive Committee and the Nominating Committee, as well as our IVAX Complaint Procedures and our Code of Ethics, are posted on the Company’s website (www.ivax.com) under Corporate Information – Investor Relations-Shareholder Communications. Waivers of our Code of Conduct will be disclosed on our website. This website address is not intended to function as a hyperlink, and the information contained on the Company’s website is not intended to be a part of this Proxy Statement.

Communications with the Board

     A shareholder may communicate directly with the Board of Directors by addressing a letter to the Board of Directors of IVAX Corporation c/o Secretary, at 4400 Biscayne Boulevard, Miami, FL 33137 or by sending an e-mail to boardofdirectors@ivax.com. If a Shareholder would like the letter to be forwarded directly to the Chairman of the Board or to one of the Chairmen of the four standing committees, he or she should so indicate. If no specific direction is indicated, the Secretary will review the letter and forward it to the appropriate Board member.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and 10% shareholders are required to furnish us with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports furnished to us and written representations from our directors and executive officers that no other reports were required, we believe that, during 2004, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except that Ms. Amos and Drs. Fishman and Pitt each inadvertently filed a Form 4 late and all of our executive officers inadvertently filed late the Form 4 reflecting the 2004 option grants to such executive officers.

Certain Relationships and Related Transactions

     We paid approximately $2,436,000 to PharmAir Corporation for business use of an airplane in 2004 and intend to make additional payments to PharmAir for business use of the airplane in 2005. PharmAir is indirectly beneficially owned by Dr. Frost.

     During 2004, a wholly-owned subsidiary of IVAX entered into a promotion agreement with Aero Pharmaceuticals, Inc., pursuant to which certain sales representatives of Aero will promote designated products of IVAX. Under the terms of the agreement, we paid Aero a promotion fee of $683,000 for the year ended December 31, 2004. The agreement has an 18-month term, subject to our right to terminate the agreement on 30 days notice prior to each of October 8, 2005 and January 8, 2006. Mr. Richard Frost, the Chairman and a principal shareholder of Aero, is the nephew of Dr. Frost. Dr. Frost has no stock ownership or other financial interest in Aero.

     During February 2005, a wholly-owned subsidiary of IVAX entered into two agreements with InnovaPharm, Inc. Pursuant to the first agreement which relates to prescription pharmaceutical products, InnovaPharm will provide services and perform certain regulatory functions in Canada with respect to certain designated products. Under the agreement, we will pay InnovaPharm a fee based on a percentage of net sales for these services. The term of the agreement began upon execution of the agreement and continues through June 30, 2007 with automatic two-year renewals, subject to our right to terminate the agreement on 120 days notice prior to each anniversary of the agreement’s execution date. Pursuant to the second agreement which relates to OTC products InnovaPharm will serve as an exclusive sales representative in Canada for the promotion of certain designated OTC products. Under the agreement, we will pay InnovaPharm a fee based on a percentage of net sales for these services. The agreement has a three-year term, with one-year renewals upon written consent of the parties. Mr. Tarik Henein, the President and a principal shareholder of InnovaPharm, is the son of Dr. Rafick Henein, our Senior Vice President and President and CEO of IVAX Pharmaceuticals, Inc. Dr. Henein has no stock ownership or other financial interest in InnovaPharm.

Security Ownership of Certain Beneficial Owners and Management

     The following table indicates, as of March 31, 2005, information about the beneficial ownership of our common stock by (1) each director and nominee, (2) each executive officer named in the “Summary Compensation Table” below, (3) all directors and executive officers as a group, and (4) each person who we know beneficially owns more than 5% of our common stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.

	Shares		Percent
Name	Beneficially Owned(1)		of Class
Betty G. Amos	21,250	(2)	*
Mark Andrews	131,562	(3)	*
Ernst Biekert, Ph.D.	45,313	(4)	*
Paul L. Cejas	46,875	(5)	*
Frank C. Condella, Jr.	143,750	(6)	*
Jack Fishman, Ph.D.	4,388,904	(7)	1.7%
Neil Flanzraich	3,480,430	(8)	1.3%
Phillip Frost, M.D.	44,467,490	(9)	16.5%
Bruce W. Greer	9,375	(10)	*
Rafick G. Henein, Ph.D.	1,692,328	(11)	*
Avram Hershko, M.D., Ph.D.	0		*
Jane Hsiao, Ph.D.	9,861,577	(12)	3.7%
Richard Krasno, Ph.D.	5,968		*
David A. Lieberman	27,750	(13)	*
Richard C. Pfenniger, Jr.	247,893	(14)	*
Bertram Pitt, M.D.	50,000	(15)	*
Zachariah P. Zachariah, M.D.	20,000		*
Pioneer Asset Management	17,654,962	(16)	6.7%
All directors and executive officers as a group (19 persons)	65,049,283	(17)	23.5%

*	Represents beneficial ownership of less than 1%.

(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Includes 18,750 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(3)	Includes 57,032 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005. Mr. Andrews disclaims beneficial ownership of 6,562 shares held by a trust for the benefit of his children.

(4)	Includes 45,313 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(5)	Includes 9,375 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(6)	Includes 143,750 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(7)	Includes 35,938 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005. Dr. Fishman disclaims beneficial ownership of 21,875 shares held by his wife.

(8)	Includes 2,507,345 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(9)	Includes 3,626,563 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005, 937 shares held jointly by Dr. Frost and his wife, 3,847 shares held in an IRA, 30,706,441 shares held by Frost Gamma Investments Trust, 7,545,250 shares held by Frost-Nevada Investments Trust (“FNIT”), 406,250 shares held by Frost Alpha Investments Trust, 624,220 shares which may be acquired by Frost Gamma Investments Trust upon conversion of 4 1/2% convertible senior subordinated notes due 2008 and 1,171,875 shares which may be acquired by Frost Gamma Investments Trust upon exercise of a warrant. Dr. Frost is the trustee of FNIT and Frost-Nevada Limited Partnership is the sole and exclusive beneficiary. Dr. Frost is one of four limited partners of Frost-Nevada Limited Partnership and the sole shareholder of Frost-Nevada Corporation, the sole general partner of Frost-Nevada Limited Partnership. Dr. Frost is the trustee of Frost Gamma Investments Trust and Frost Gamma L.P. is the sole and exclusive beneficiary. Dr. Frost is the sole limited partner of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Dr. Frost is the trustee of Frost Alpha Investments Trust, and Frost Alpha Limited Partnership is its sole and exclusive beneficiary. Dr. Frost and the Frost 2001 Charitable Lead Annuity Trust are the sole limited partners of Frost Alpha L.P. Frost-Nevada Corporation is the sole member of Frost Alpha LLC, which is the sole general partner of Frost Alpha L.P. Dr. Frost disclaims beneficial ownership of 382,107 shares held directly and indirectly by his wife (not including the 937 shares they hold jointly). Dr. Frost’s business address is IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137.

(10)	Includes 9,375 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(11)	Includes 1,619,328 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(12)	Includes 2,964,376 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005, 657,056 shares held by HSU Investments Limited and 2,294,415 shares held as trustee for the benefit of certain family members.

(13)	Includes 18,375 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(14)	Includes 28,125 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(15)	Includes 18,750 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

(16)	Based upon information from a Schedule 13G for the period ended December 31, 2004. Pioneer Global Asset Management S.p.A.’s business address is Galleria San Carlo 6, 20122 Milan, Italy.

(17)	Includes all of the shares of common stock, identified in notes 2 through 14 above that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005, and an additional 343,321 shares that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2005.

Executive Compensation

     The following table contains certain information regarding aggregate compensation paid or accrued by us during 2004, 2003 and 2002 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.

SUMMARY COMPENSATION TABLE

						Long-Term
	Annual Compensation					Compensation
						Shares
Name and				Other Annual		Underlying	All Other
Principal Position	Year	Salary	Bonus	Compensation		Stock Options	Compensation
		($)	($)	($)		(#)	($)(1)
Phillip Frost, M.D.	2004	900,000	0	0		500,000	8,200
Chief Executive Officer	2003	897,500	0	0		412,500	6,000
	2002	835,000	442,000	0		562,500	6,000

Neil Flanzraich	2004	755,000	0	0		400,000	8,200
President	2003	752,692	0	0		275,000	6,000
	2002	695,000	417,000	0		406,250	6,000

Jane Hsiao, Ph.D.	2004	755,000	0	*		400,000	8,200
Chief Technical Officer	2003	752,692	0	*		275,000	6,000
	2002	695,000	417,000	*		406,250	6,000

Rafick G. Henein, Ph.D.	2004	750,500	350,000	*		368,750	8,200
Senior Vice President	2003	748,942	0	0		250,000	6,000
	2002	698,500	375,000	0		62,500	6,000

Frank C. Condella Jr. (2)	2004	515,545	75,000	252,049	(3)	62,500	101,803
President, IVAX	2003	459,900	0	213,766	(4)	62,500	108,979
Pharmaceuticals Europe	2002	160,919	75,000	125,000	(5)	125,000	31,590

*	Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.

(1)	The amounts set forth in the “All Other Compensation” column represent matching contributions made by us under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code for Mr. Flanzraich and Drs. Frost, Hsiao and Henein, and payments to a retirement plan for Mr. Condella.

(2)	Mr. Condella began working for IVAX during 2002. Mr. Condella’s salary and other compensation are paid in British pounds. The information in the table is based on the weighted average exchange rate during the applicable year.

(3)	Includes reimbursement of $152,754 for housing and $99,295 for educational expenses.

(4)	Includes reimbursement of $136,006 for housing and $81,760 for educational expenses.

(5)	Includes reimbursement of $49,395 for housing and $76,225 for educational expenses.

Employment Agreements

     In November 1997, we entered into an employment agreement with Dr. Frost, pursuant to which Dr. Frost serves as Chairman and Chief Executive Officer and receives an annual base salary of not less than $575,000. The agreement provides for severance payments if Dr. Frost’s employment is terminated under certain circumstances. The agreement had a five-year initial term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

     In July 1997, we entered into an employment agreement with Dr. Henein, which was amended in June 2003 and October 2004, pursuant to which he serves as Senior Vice President of IVAX and President and Chief Executive Officer of IVAX Pharmaceuticals, Inc. and receives an annual base salary of not less than $575,000, an additional annual cash payment of $50,000 and certain employee benefits, and he is eligible for an annual bonus of up to 100% of his base salary dependent on the performance of IVAX Pharmaceuticals, Inc. The agreement provides for severance payments if Dr. Henein’s employment is terminated under certain circumstances. The agreement had a five-year initial term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

     In January 1998, we entered into an employment agreement with Dr. Hsiao pursuant to which she serves as Vice Chairman and Chief Technical Officer and receives an annual base salary of not less than $300,000. The agreement provides for severance payments if Dr. Hsiao’s employment is terminated under certain circumstances. The agreement had a five-year initial term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

     In May 1998, we entered into an employment agreement with Mr. Flanzraich pursuant to which he serves as Vice Chairman and President and receives an annual base salary of not less than $500,000. The agreement provides for severance payments if Mr. Flanzraich’s employment is terminated under certain circumstances. The agreement had a five-year initial term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

     In June 2002, we entered into an employment agreement with Mr. Condella pursuant to which he serves as President, IVAX Pharmaceuticals Europe and receives a base salary of not less than 250,000 British pounds, additional reimbursements for certain housing, educational and travel expenses, as well as a car allowance. The agreement has a three-year term and automatically continues thereafter until terminated by either party upon six months notice.

Change in Control Agreements

     We have entered into change in control employment agreements with certain officers, including Dr. Frost, Mr. Flanzraich, Dr. Hsiao and Dr. Henein. These agreements are intended to provide protection to key employees and to provide for continuity of management in the event of a change in control. The agreements become effective if a change in control occurs during the three-year period that commences on the execution of the agreement. The period is automatically renewed each year for an additional three years, unless we provide notice of non-renewal.

     Under the change in control agreements, a change in control includes any of the following events: (1) the acquisition of 40% or more of our common stock by a person or group; (2) a change in the majority of our Board (other than a change approved by the incumbent Board); (3) approval by the shareholders of a reorganization, merger or consolidation; or (4) approval by the shareholders of a liquidation or dissolution or sale of all or substantially all of our assets. Exceptions are provided for certain transactions, including those where our existing shareholders maintain effective control.

     Once the agreements become effective upon a change in control, they have a term of three years. Each agreement provides that a covered officer will have a position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change in control. Each agreement also provides that the covered officer will be entitled to: (1) an annual base salary equal to the highest salary received during the twelve months preceding the change in control; (2) an annual bonus equal to the average annual bonus paid during the three years preceding the change in control; (3) a one-time special bonus equal to his annual base salary plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control if the officer remains employed with us through the six month anniversary of the change in control; and (4) continued participation in our benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change in control, and in any case no less favorable than those provided by us to peer executives (as defined in the agreements).

     If, following a change in control, the officer is terminated for any reason other than death, disability or for cause, or if such officer terminates his or her employment agreement for good reason (as defined in the agreements) or for any reason during the thirty-day period following the six month anniversary of the change in control, then the officer is entitled to a severance payment equal to two times the officer’s annual base salary (as defined in the agreements) plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control. In addition, if the special bonus has not been paid to the officer, the severance payment shall be increased by the amount of the special bonus. The agreements also provide that the officer is entitled to continue to participate in our welfare benefit plans for the full three-year period.

     In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we will “gross-up” the officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest.

Stock Options

     The following table sets forth information concerning stock option grants made during 2004 to the executive officers named in the “Summary Compensation Table.” All stock options identified in the table are nonqualified options and vest in four equal portions on each of the first, second, third and fourth anniversaries of their date of grant.

STOCK OPTION GRANTS IN FISCAL YEAR 2004

		Percent of			Potential Realizable Value
	Shares	Total			At Assumed Annual Rates of
	Underlying	Options			Stock Price Appreciation
	Options	Granted to	Exercise	Expiration	Option Term (1) ($)
Name	Granted (#)	Employees (%)	Price ($)	Date	5%	10%
Phillip Frost, M.D. (2)	500,000	7.2%	18.4084	3/14/2014	5,788,346	14,668,806
Neil Flanzraich (2)	400,000	5.7%	18.4084	3/14/2014	4,630,677	11,735,044
Jane Hsiao, Ph.D. (2)	400,000	5.7%	18.4084	3/14/2014	4,630,677	11,735,044
Rafick G. Henein, Ph.D.	368,750	5.3%	18.4084	3/14/2014	4,268,905	10,818,244
Frank C. Condella, Jr.	62,500	0.9%	18.4084	3/14/2011	723,543	1,833,600

(1)      The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of IVAX’ common stock appreciates in value from the grant date at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of IVAX’ common stock or the ultimate value realized by a named executive officer from stock options. There is no assurance provided to any executive officer or any other holder of IVAX’ securities that the actual stock appreciation over the option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option period, no value will be realized from the option grants made to the named executive officers.

(2)     Dr. Frost, Mr. Flanzraich and Dr. Hsiao are also directors of IVAX Diagnostics, Inc., a publicly-traded subsidiary of ours. During 2004 each non-employee director of IVAX Diagnostics, including these individuals, received a grant of options to purchase 10,000 shares (Mr. Flanzraich received an additional 5,000 shares for serving on the audit committee) of IVAX Diagnostics’ common stock with a strike price of $6.21 per share and a term of 7 years from the date of grant. All such options vested immediately.

The following table sets forth information concerning stock option exercises during 2004 by each of the executive officers named in the “Summary Compensation Table” and the year-end value of unexercised options held by such officers, based on the closing price of $15.82 on December 31, 2004.

STOCK OPTION EXERCISES IN FISCAL YEAR 2004
AND FISCAL YEAR-END OPTION VALUES

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on		Options at Fiscal Year-End		at Fiscal Year-End ($)
Name	Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable	Unexercisable
Phillip Frost, M.D.	0	0	2,923,438	309,375	8,056,288	2,174,288
Neil Flanzraich	0	0	2,996,095	206,250	14,510,113	1,449,525
Jane Hsiao, Ph.D.	234,375	2,971,575	2,515,626	206,250	8,679,079	1,449,525
Rafick G. Henein, Ph.D.	0	0	1,507,423	187,500	9,756,332	1,317,350
Frank C. Condella, Jr.	37,500	389,250	103,125	109,375	268,313	725,688

Performance Graph

     The graph and table set forth below compare the cumulative total shareholder return on our common stock for the five-year period from December 31, 1999 through December 31, 2004 with the Dow Jones U.S. Pharmaceuticals Index and the Dow Jones U.S. Equity Market Index for the same period. By “cumulative total shareholder return,” we mean that for each year the amount of dividends paid during that year, if any, has been added to the increase or decrease in the value of a $100 investment made on December 31, 1999 in our common stock or in the combination of stocks that make up each index. For the second and subsequent years, the amount of dividends paid in prior years has been added to the original investment as if the dividends had been reinvested, and the amount of the increase or decrease during the year is based on this combined amount.

Year-end	1999	2000	2001	2002	2003	2004
IVAX Corporation	100	223	147	88	174	144
Dow Jones U.S. Composite Index	100	91	80	62	81	91
Dow Jones U.S. Pharmaceuticals Index	100	139	116	92	101	93

Report of the Compensation and Stock Incentive Committee

     The compensation of our executive officers, including our Chief Executive Officer, is determined by the Compensation and Stock Incentive Committee of our Board, which is composed of three independent non-employee directors. The Committee seeks to ensure that our compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee recognizes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers. The Committee therefore favors forms of compensation that will take maximum advantage of our strengths and will enable those who succeed in building shareholder value to share in the value that they have helped to create. Our compensation program currently consists of the following three components: 1) a base salary, 2) incentive bonus awards and 3) nonqualified stock options. Thus compensation for our executive officers involves a portion of pay that depends upon incentive payments, which are tied to individual performance objectives and Company and/or business unit performance, and stock options, which directly relate a significant portion of long-term compensation to stock price appreciation realized by our shareholders. The Committee has engaged ORC Worldwide™, a management consulting firm specializing in human resources and compensation issues to advise the Committee in its compensation determinations and best practices. In determining executive compensation, the Committee met with its consultants and management, reviewed a variety of materials and deliberated at multiple meetings. The consultants concurred with the Committee that the total compensation paid to each of our named executive officers was within acceptable ranges when compared to peer companies.

Base Salary

     Executive officer base salaries are based on level of position within our Company and individual contribution, with references to base salary levels of United States based executives at peer companies in the industry. The Committee also assesses a number of other pertinent factors in fixing the salary of the executive officers. Those factors include: the responsibility of the individual’s position, the individual’s performance, the Company’s overall financial performance, certain non-financial indicators of corporate performance and the business climate. In the case of executive officers with responsibility for a particular business unit, the Committee also considers that unit’s financial results. Non-financial indicators may include, among other things, strategic developments for which an executive officer has responsibility (such as acquisitions or product approvals or developments) and managerial performance. The consultants prepared an analysis of our named executive officers for the Committee which included; industry direct competitors, a compensation benchmarking report defining the competitive market and typical total cash and total direct compensation. For executive officers other than the Chief Executive Officer, the Committee also considers the salary recommendations of the Chief Executive Officer. Base salary increases of 5% or less were granted to each of our named executive officers in part to reward their contributions to our financial results for 2004.

Bonus Awards [Short Term Incentives]

     Our net revenues of $1.84 billion and gross profit of $852 million were the highest in IVAX’ 18-year history, and 29% and 33% higher than in 2003. Nevertheless, we decided not to award our three most highly compensated executive officers with cash bonuses for services provided during 2004. We awarded cash bonuses to the other two of our five most highly compensated officers, the heads of our two largest operating subsidiaries, in part to reward their contributions to our financial results for 2004.

Stock Options [Long Term Incentives]

     Stock options represent a significant portion of total compensation for our executive officers. The Committee believes that providing executives with opportunities to acquire significant stakes in our growth and prosperity through the grant of stock options will enable us to attract and retain qualified and experienced executive officers. Therefore, stock options are typically awarded at the time the executive joins us and periodically thereafter.

     Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of our common stock increases. Grants of stock options to executive officers (other than the Chief Executive Officer) are generally made by the Committee upon the recommendation of the Chief Executive Officer based on the level of an executive’s position with us, an evaluation of the executive’s past and expected performance, the number of outstanding and previously granted options, past compliance with our guidelines, the Company’s performance and discussions with the executive.

     Stock options were granted to our executive officers in February 2005, in part to reward their contributions to our financial results for 2004. The stock options were granted pursuant to IVAX’ 2004 Incentive Compensation Plan and the terms of a Nonqualified Stock Option Agreement. In determining the grants to our executive officers, the Committee considered that increases to base salary were modest and, for our top three executive officers, no bonuses were awarded for 2004 notwithstanding the Company’s financial performance. The options granted in February were granted with an exercise price equal to the closing price of our common stock on the American Stock Exchange on the date of grant, are immediately exercisable and have a term of five years (as compared to our customary 7-10 year term). The Committee’s decision to make the options immediately exercisable was in response to the issuance by the FASB of SFAS No. 123 (revised 2004), Share Based Payment. By virtue of the immediate exercisability of these options, the Company believes it will not be required to recognize any compensation expense associated with these options in the current year or in future periods. However, there can be no assurance that the recognition of compensation expense will be avoided with respect to these options. The Committee also considered the long-tenures of Drs. Frost and Hsiao and Mr. Flanzraich with the Company and their existing stock ownership in the Company. ORC worked with the Committee to determine fair and competitive grants and that total compensation for these executives, including the stock option awards, was within acceptable ranges when compared to our peer companies.

     The Committee has implemented Guidelines Regarding Exercise of Stock Options applicable to all managers, scientists and other professionals, including all our executive officers, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of shares acquired upon exercise. These Guidelines provide that the Committee will consider an individual’s past compliance with the guidelines in considering the award of additional options. In addition, our Board of Directors has adopted Stock Ownership Guidelines for Officers, which establish specific levels of stock ownership that officers are encouraged to acquire and/or maintain as a concrete expression of their commitment to our success.

Chief Executive Officer

     Dr. Frost’s compensation in 2004, including base salary and stock option grant, was determined within the same framework established for all executive officers of our Company. Effective January 1, 2004, the Committee approved Dr. Frost’s base salary of $900,000. The Committee did not award any bonus for his services during 2004, consistent with the absence of bonus awards to our top three executive officers. In February 2005, the Committee approved a grant of 600,000 stock options to Dr. Frost based in part upon his performance during 2004. The Committee exercised its judgment and discretion in determining the level of each element of compensation, individually and in the aggregate, to Dr. Frost in 2004, with no specific weight given to any particular factor. Outside management consultants advised the Committee in its determinations.

Tax Matters

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, we believe that compensation expenses relating to options granted under our 2004 Stock Option Plan would not be subject to the Section 162(m) limitations. Only a portion of Dr. Henein’s cash compensation will exceed the $1,000,000 deductibility limit and will not be deductible by the Company. However, the Committee determined that many of the factors considered by the Committee in approving Dr. Henein’s salary and bonus were equally or more important to the Company and its shareholders than the tax deductibility of a relatively small portion of Dr. Henein’s salary. The potential tax implications of Section 162(m) will, however, continue to be evaluated with respect to our compensation strategies and future decisions involving executive compensation and the Committee is considering steps to enable the Company to comply with the deductibility requirements of Section 162(m).

     The Committee continually evaluates our compensation policies and procedures with respect to its executive officers.

COMPENSATION AND STOCK INCENTIVE COMMITTEE:

Mark Andrews (Chairman)
Ernst Biekert, Ph.D.
Bertram Pitt, M.D.

March 19, 2005

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation and Stock Incentive Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

INDEPENDENT AUDITORS

          Ernst & Young LLP has been selected by our Audit Committee to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire and will be available to answer questions.

Independent Auditors’ Fees

     Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories (in millions) are:

	2004	2003
Audit fees	$6.0	$1.2
Audit-related fees	1.5	0.7
Tax fees	0.4	0.4
All other fees	—	0.1

Total	$7.9	$2.4

     Fees for audit services include fees associated with the annual audit, including Sarbanes-Oxley Section 404 attest services, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally and consents and other services related to SEC matters. Audit-related fees principally include advisory services related to Section 404 of the Sarbanes-Oxley Act, due diligence in connection with acquisitions, accounting consultations, audits in connection with consummated acquisitions, and employee benefit plan audits. Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning, including expatriate tax services. All other fees include certain certifications required by foreign regulations.

     In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

     The audit services to be performed by Ernst & Young LLP in 2002 through 2004 were approved by the Audit Committee at its May 24, 2002, meeting. Such approval was subsequently amended at the August 29, 2003, meeting for the 2003 through 2005 fiscal year audits.

     Any requests for audit, audit-related, tax, and other services not contemplated in the engagement letter with Ernst & Young must be submitted to the Audit Committee for specific approval and such services cannot commence until such approval has been granted. Normally, approval is provided at regularly scheduled meetings. However, the authority to grant specific approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Audit Committee is advised at the next regularly scheduled meeting of any services that were granted specific approval as well as a summary of the year-to-date approvals.

Report of the Audit Committee

     The American Stock Exchange has adopted regulations applying to audit committees and audit committee members. These rules require that all members of our audit committee be financially literate and “independent,” as defined under applicable law and the American Stock Exchange listing standards. Our Audit Committee is comprised of four independent directors and operates under a written Charter adopted by the Board. The Charter was revised by the Board on April 16, 2004 to reflect additional and enhanced practices adopted by the Audit Committee in light of the corporate governance proposals approved by the American Stock Exchange and the Sarbanes-Oxley Act of 2002. In addition, the Board has determined that Mr. Lieberman, the Chairman of the Audit Committee, and at least one other member, meets the attributes of an Audit Committee Financial Expert.

     The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of the Company’s financial statements, the Company’s financial reporting process and the independence and performance of the independent auditors, and the performance of the corporate auditors. It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company’s independent auditors to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, replace the independent auditors.

      In this context, the Audit Committee has:

•	reviewed and discussed the audited financial statements with our management;

•	discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of Ernst & Young LLP with Ernst & Young LLP. In connection with this discussion, the Audit Committee also considered whether the provision of services by Ernst & Young LLP not related to the audit of our financial statements is compatible with maintaining the independent registered public accounting firm’s independence.

               Further, the Audit Committee periodically meets with both the Company’s internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

               Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004.

AUDIT COMMITTEE:

David A. Lieberman (Chairman)
Betty G. Amos
Jack Fishman, Ph.D.
Richard C. Pfenniger, Jr.

March 14, 2005

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee, the Report of the Nominating Committee, the Report of the Compensation and Stock Option Committee and the Performance Graph above shall not be incorporated by reference into any such filings.

OTHER INFORMATION

Multiple Shareholders Sharing the Same Address

     Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” Shareholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a “household” consent previously provided to a bank, broker or other nominee, the shareholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a shareholder wishes to receive a separate proxy statement for the 2005 annual meeting or a 2004 annual report, the shareholder may receive printed copies by contacting IVAX Corporation Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137 by mail or by calling (305) 575-6000.

     Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact IVAX Corporation Investor Relations by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

Shareholder Proposals

     If you want to bring business before the 2006 annual meeting of shareholders, you must follow the procedures outlined in our by-laws. A copy of these procedures is available upon request from our Secretary at our executive office. One of the procedural requirements in the by-laws is timely notice in writing of the business you propose to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting. If notice is timely received and in compliance with all the procedures, then our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, without including information regarding the proposal in our proxy materials.

     If you want to include a shareholder proposal in the proxy statement for the 2006 annual meeting of shareholders, it must be delivered to our Secretary at our executive office before January 31, 2006 in order to be considered for inclusion in the proxy statement for that meeting.

Expenses of Solicitation

     The cost of this solicitation will be borne by us. In addition to the use of the mail, our regular employees may solicit proxies personally or by telephone or facsimile, in addition, we may retain a professional proxy solicitation firm to assist in soliciting proxies, although no such firm has been engaged as of the date of this proxy statement. We will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of common stock.

Other Business

     At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposal discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

     You can obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2004 at no charge by writing to us at Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137.

May 27, 2005

N
826
95
36th St.
112
IVAX
Biscayne Boulevard
195
Miami International Airport
Radisson Hotel Miami
836
395
1
S. Dixie Highway

N.E. 17th Terrace
Radisson Hotel Miami
Valet Parking Entrance
Biscayne Blvd.
Formerly
OMNI
Mall
Self Parking Entrance
Self Parking Entrance
North Bayshore Drive
Self Parking Entrance
N.E. 15th Street

Radisson Hotel Miami
1601 Biscayne Boulevard
Miami, FL 33132
PH: (305) 374-0000

Directions:

From Interstate-95:

Take Interstate-95 to 195 East (Miami Beach). Drive east on 195 to the Biscayne Boulevard Exit. At the first traffic light, turn left and drive south on Biscayne Boulevard about twenty blocks to the Radisson Hotel Miami which is located on the left side of the street.

From Miami International Airport:

Take Airport Exit to SR-112 East (Miami Beach/Downtown).
Approximately 4 miles, pass through toll booth ($1.00) and follow signs to 195 East (Miami Beach). Head east on 195 to the Biscayne Boulevard Exit. At first traffic light, turn left and drive south on Biscayne Boulevard about twenty blocks to the Radisson Hotel Miami which is located on the left side of the street.

IVAX CORPORATION
4400 Biscayne Boulevard, Miami, Florida 33137

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I (whether one or more of us) appoint Phillip Frost, M.D. and Neil Flanzraich and each of them separately, as my proxies, each with the power to appoint his substitute, and authorize each of them to vote as designated on the reverse side, all of my shares of Common Stock of IVAX Corporation (the “Company”) held of record by me at the close of business on April 29, 2005, at the Annual Meeting of Shareholders to be held on July 7, 2005, and at any adjournment of the meeting, and, in their discretion, to vote my shares on any other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY ME. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued and to be signed on other side)

(continued from other side)

1.	Election of Directors

	FOR each nominee listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed	Betty G. Amos; Mark Andrews; Jack Fishman, Ph.D.; Neil Flanzraich; Phillip Frost, M.D.; Avram Hershko, M.D., Ph.D.; Jane Hsiao, Ph.D.; Richard M. Krasno, Ph.D.; David A. Lieberman; Richard C. Pfenniger, Jr.; Bertram Pitt, M.D. and Zachariah P. Zachariah, M.D.

	☐	☐	(INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through such nominee’s name.)

I acknowledge receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the July 7, 2005 meeting.

Dated: ______________________________________, 2005

Signature

Signature if held jointly

(Please sign exactly as name or names appear on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please date the Proxy.)

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. Postage is not necessary if mailed in the United States.

Admission Ticket — 2005 Annual Meeting of Shareholders

SHAREHOLDERS MUST BRING THIS ADMISSION TICKET TO THE 2005 ANNUAL MEETING. This ticket admits the shareholder only. For safety, all personal items are subject to inspection.